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                                                                       Exhibit 5

                 Opinion of Andrew L. Jiranek Regarding Legality

                             Andrew L. Jiranek, Esq.
                               View Systems, Inc.
                            9693 Gerwig Lane, Suite O
                            Columbia, Maryland 21046



                                  July 5, 2000


View Systems, Inc.
9693 Gerwig Lane, Suite O
Columbia, Md.  21046


                  Re:     View Systems, Inc.
                          SB-2/A Registration Statement
                          Item 601(b)(5)
                          Exhibit 5

Gentlemen:


         As general counsel to View Systems, Inc. (the "Corporation"), a Florida corporation, I have examined the Certificate of Incorporation, the By Laws, the Corporation's SEC filings, the minutes of the Corporation's Board of Directors and Stockholder's meeting and other corporate records, documents and proceedings and have considered such questions of law as I deemed relevant for the purpose of this opinion as such counsel. In addition, I have also examined the Registration Statement on Form


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SB-2 (the Registration Statement covering 4,445,727 shares of View Systems, Inc.
common stock that are either issued (1,756,727 shares) to existing shareholders or to be issued upon exercise of outstanding warrants (2,689,000 shares)).

         Based on the foregoing, I am of the legal opinion that:

     (1) The Corporation is a duly organized and validly existing corporation under the laws of the State of Florida, with corporate powers to conduct its business as described in the Registration Statement.

     (2) The Corporation has the authorized capitalization as set forth in the Registration Statement.

     (3) The 1,756,727 Shares certain selling shareholders are offering under the Registration Statement, as disclosed in the Registration Statement, have been legally authorized and issued and are fully paid and non-assessable.

     (4) The Warrants to purchase 2,689,000 shares, which shares are being offered under the Registration Statement by the current Warrant holders, have been legally authorized, created and issued, and subject to the payment of the exercise price of $2.00 per share, the shares obtainable upon exercise of the Warrants will be legally issued as a fully paid and non-assessable class of common stock.


                              Yours Most Sincerely,

                              /s/ Andrew L. Jiranek

                                Andrew L. Jiranek